Exhibit 10.3

Execution Version

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”), dated January 5, 2018, is made by and between Deerfield Private Design Fund IV, L.P. (“DPDF IV”), Deerfield Private Design Fund III, L.P. (“DPDF III”), Deerfield Special Situations Fund, L.P. (“DSS” and, collectively with DPDF IV and DPDF III, the “Initial Royalty Holders” and, together with any transferees or assignees thereof, the “Royalty Holders” and each, a “Royalty Holder”) and Melinta Therapeutics, Inc., a Delaware corporation (the “Borrower” and, together with the Royalty Holders, collectively, the “Parties” and each, a “Party”).

Background Statement

WHEREAS, pursuant to the Purchase and Sale Agreement between The Medicines Company (“Seller Parent”) and the Borrower, dated as of November 28, 2017 (as amended from time to time, the “Purchase Agreement”), substantially contemporaneously with the execution and delivery of this Agreement, the Borrower is acquiring, among other things, certain intellectual property and other assets relating to the pharmaceutical products containing meropenem and vaborbactam as the active pharmaceutical ingredients and distributed under the brand name VabomereTM (“Vabomere”);

WHEREAS, the Initial Royalty Holders, the Borrower and the other Loan Parties (as defined in the Facility Agreement) and Cortland Capital Market Services LLC, as agent, have entered into a Facility Agreement (as amended from time to time, the “Facility Agreement”), pursuant to which (and subject to the terms and conditions thereof) each of the Initial Royalty Holders is making loans to the Borrower (the “Loans”), the proceeds of which are being used to acquire certain assets of Seller Parent, including the Product (as hereinafter defined); and

WHEREAS, in connection with the Initial Distribution (as defined in the Facility Agreement), the Borrower has agreed to make (or cause one or more of its Affiliates to make) certain payments to the Royalty Holders as set forth herein.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

Statement of Agreement

1. Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to them in the Facility Agreement. The following terms used herein shall have the meanings set forth below:

“Net Sales” means, with respect to any applicable period, the gross invoiced amount of the Product sold in the U.S. in respect of such period to any third party that is not an Affiliate of the Selling Entity by the Borrower, its controlled Affiliates or any licensees, sublicensees or transferees to which the Borrower or its controlled Affiliates has granted or otherwise transferred rights to sell the Product or granted a license under or sold any patents or pending patent applications included in the Acquired Assets (as defined in the Purchase Agreement) in respect of the Product, including, for the avoidance of doubt, any licensees, sublicensees or transferees of such licensees, sublicensees or transferees (each a “Selling Entity”) for sale to unrelated third parties in bona fide arm’s length transactions; less, the following deductions, in each case related specifically to the sale of the Product in the U.S., to the extent reasonable and customary, and actually allowed and not otherwise recovered by or reimbursed to the Selling Entity: (i) refunds, allowance or credits for recalls, breakage, rejected, or returned Product, (ii) excise, use, value added, and sales Taxes (as defined in the Purchase Agreement) (other than income Taxes) included in the invoiced amounts, (iii) tariffs, import/export duties, customs duties, and other imposts actually paid by the Selling Entity, (iv) quantity, trade, and cash discounts, including those allowed under group purchasing organization or other commercial customer or payor contracts, stocking incentives and patient assistance programs, (v) price reductions, chargebacks or rebates, retroactive or otherwise, to the extent required by Applicable Law, including Medicaid, managed care rebates and Medicare rebates, Department of Veterans Affairs and Department of Defense discounts and Public Health Service Act rebates and (vi) distribution or any other similar service fees. With respect to each relevant period for which Net Sales are calculated hereunder, there shall be included appropriate accruals for all of the items listed in clauses (i) through (v) of the immediately preceding sentence, calculated according to GAAP, and adjustments to accruals as increases or decreases to Net Sales (as applicable) by the difference between actual paid amounts and accruals for all such items in the prior measurement period. All of the foregoing (including each of the components of the Net Sales calculation) and the recording of a sale of the Product is deemed to occur and shall be calculated in accordance with GAAP and the normal revenue recognition policies of the Borrower during the relevant period with respect to the sale of the Product. If the Product is sold in combination with any one or more other products that were not combined with the Product as of the Closing Date, and, if such combined product is also sold separately on a commercial basis, then the portion of Net Sales attributable to sales of the Product in such combination product sales shall be determined according to the ratio of (A) the invoiced amount at which the Product is sold separately to (B) the invoiced amount of any such combination of products sold in which the Product is included.

“Pro Rata Share” means, with respect to each Royalty Holder, the percentage set forth opposite such Royalty Holder’s name on Schedule I hereto.

“Product” means VabomereTM (meropenem and vaborbactam) for injection (4g), including line extensions thereof, any other pharmaceutical product containing the same active ingredients as such product and any alternate forms or formulations thereof developed after the date hereof by the Borrower or any of its Affiliates or any of their respective licensees, sublicensees or other transferees based on or derived in any material respect from Vabomere Intellectual Property.

“Reporting Company” means a company that is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or otherwise files such reports with the SEC.

“Representatives” means, with respect to any Person, any officers, directors, employees, attorneys, investment bankers, financial advisors, agents and other representatives of such Person.

“Required Holders” means Royalty Holders having an aggregate Pro Rata Share of more than fifty percent (50%).

“Royalty Percentage” means three percent (3%) per annum; provided, however, that, if, prior to the expiration of the Royalty Period, all of the Obligations and other amounts payable under the Loan Documents (other than Obligations arising under this Agreement that are not yet due and payable) shall have been fully paid in accordance with the provisions of the applicable Loan Document and the Facility Agreement shall have been terminated, the Royalty Percentage applicable to Net Sales that occur after such termination shall be reduced to two percent (2%) per annum.

“Royalty Period” means the period commencing on the date of this Agreement and ending on (and including) December 31, 2024 (regardless of any earlier repayment of the Obligations or termination of the Facility Agreement).

“Transfer” means any sale (or any transaction having the effect of a sale), assignment, conveyance of rights, deed of trust, Lien, license, sublicense, seizure or other transfer of any sort and to any degree, voluntary or involuntary, including by operation of law.

“U.S.” means the United States of America, including its territories and possessions.

“Vabomere Intellectual Property” means all Transferred Intellectual Property (as defined in the Purchase Agreement) and Intellectual Property of the Transferred Group (as defined in the Purchase Agreement), in each case, that relates to the Product.

2. Royalty Payments. The Borrower shall pay (or shall cause one of its Affiliates to pay) to each Royalty Holder in accordance with Section 3, in respect of each fiscal year during the Royalty Period, royalty payments, in cash (the “Royalty Payments”), equal to such Royalty Holder’s Pro Rata Share of the Royalty Percentage of the amount of Net Sales of the Product in the U.S. for such fiscal year that is greater than seventy-five million dollars ($75,000,000) (the “Minimum Threshold”) and less than or equal to five hundred million dollars ($500,000,000); provided, however that, solely with respect to the fiscal year ending December 31, 2018, the Minimum Threshold shall be seventy-four million one hundred seventy-eight thousand dollars ($74,178,000).

3. Net Sales Reporting; Royalty Payment Mechanics.

(a) During the period during which Royalty Payments may be payable hereunder, subject to Section 5(c), within (i) for so long as the Borrower is a Reporting Company, with respect to each fiscal quarter of the Borrower, one (1) Business Day following the filing by the Borrower of its Quarterly Report on Form 10-Q for such fiscal quarter or, in the case of the fourth fiscal quarter, the filing by the Borrower of its Annual Report on Form 10-K for the fiscal year ending on the last day of such fiscal quarter (but in no event later than the ninetieth (90th) day following the end of such fiscal year); or (ii) if the Borrower is not then a Reporting Company, ten (10) days following the end of each fiscal quarter, the Borrower will provide each Royalty Holder with a report (the “Net Sales Statement”) containing the following information with respect to any Net Sales of the Product during such fiscal quarter and, in the case of the Net Sales Statement required to be delivered following the end of the Borrower’s fiscal year (the “Year End Net Sales Statement”), during such fiscal year: (1) the number of units of the Product sold in the U.S., (2) gross sales in the U.S., (3) the deductions therefrom, (4) any consideration received by the Borrower or any of its controlled Affiliates in respect of any Product Transfer (whether upfront payments, royalty payments, milestone payments or otherwise), (5) the resulting calculation of Net Sales for such quarter and year, and (6) the resulting calculation of the Royalty Payments owed to each Royalty Holder. Each Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, filed in respect of a period (or portion thereof) for which a Net Sales Statement is required to be delivered hereunder shall disclose the Net Sales of the Product during the quarterly and/or annual period covered thereby and, in each case, any material nonpublic information included or reflected in the Net Sales Statement in respect of such period. For so long as the Borrower is a Reporting Company, if the Borrower fails, for any reason, to file a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, containing the information required by the immediately preceding sentence at or prior to the time the Net Sales Statement is delivered to a Royalty Holder, then, prior to 7:00 a.m. (New York City time) on the first (1st) Business Day following the date such Net Sales Statement shall have been delivered to such Royalty Holder (the “Mandatory Disclosure Time”), the Borrower shall file a Form 8-K with the SEC disclosing the amount of Net Sales for the period covered by such Net Sales Statement and any material non-public information contained or reflected in such Net Sales Statement; provided that the filing of such Form 8-K shall in no event excuse any breach of the Borrower’s other obligations under this Section 3(a). If, as of the end of a fiscal year, the Borrower is not a Reporting Company, then no later than 120 days after the end of such fiscal year, the Borrower shall deliver a final Net Sales Statement for such fiscal year, with a reconciliation of the Net Sales Statement delivered pursuant to clause (ii) of this paragraph to such final Net Sales Statement. With respect to each reconciliation, each Royalty Holder shall pay an amount equal to any overpayment actually received by it, within ten (10) Business Days following the date the applicable final Net Sales Statement shall have been delivered to such Royalty Holder and any underpayments shall be paid by the Borrower within five (5) Business Days following the date the applicable final Net Sales Statement shall have been delivered to the Royalty Holders.

(b) Subject to Section 5(c), upon a Royalty Holder’s reasonable request, the Borrower shall provide to such Royalty Holder (or, if requested by such Royalty Holder, its Representatives) back-up information used to prepare any Net Sales Statement. The Borrower shall keep such records (and shall require its controlled Affiliates, licensees, sublicensees, assignees and other transferees to keep such records) as shall be reasonably necessary to support the calculations of Net Sales as set forth in each Net Sales Statement. Such records shall be available for inspection and audit by each Royalty Holder or its authorized Representatives, at reasonable times and on reasonable advance notice, for a period of three (3) years after such Royalty Holder’s receipt of any Net Sales Statement to which such records relate.

(c) If, as a result of any such audit or inspection, a Royalty Holder reasonably concludes that the Borrower has underreported the Net Sales for any period, such Royalty Holder (an “Objecting Holder”) shall inform the Borrower of the amount of Net Sales for such period as calculated by such Required Holder in a written notice (a “Dispute Notice”) setting forth its calculation of such Net Sales in reasonable detail. In the event the Borrower disputes such Royalty Holder’s calculation of Net Sales as set forth in such notice within thirty (30) days after receipt of such notice, the Borrower will so notify such Objecting Holder in writing within such thirty (30) day period and the Borrower and Objecting Holder will attempt thereafter to resolve such dispute amicably and, if they cannot do so by the end of such thirty (30) day period, they will (unless the Objecting Holder and the Borrower mutually agree in writing to continue their efforts to resolve such dispute) submit the dispute for resolution by a jointly appointed independent, impartial and nationally recognized accounting firm in the United States that is not the auditor or independent accounting firm of, and is otherwise independent of, the Parties and any of their respective Affiliates (the “Transaction Arbitrator”), to be resolved in accordance with the procedures set forth in Exhibit A. If Borrower does not dispute the Objecting Holder’s calculation of Net Sales set forth in such notice within the thirty (30) day period set forth above, Net Sales for such audited period shall be deemed to be the amount set forth in such notice, and if, based upon such calculation, any additional amounts are due to the Objecting Holder in accordance with Section 3(d), the Borrower shall pay such amounts to the Objecting Holder and each other Royalty Holder that is similarly entitled to payment of additional amounts based on such calculation, in cash, by wire transfer of immediately available funds into an account designated by each Royalty Holder. The Borrower shall pay all fees and disbursements of the Transaction Arbitrator.

(d) All payments hereunder shall be made without setoff or counterclaim and shall be paid in cash in Dollars. Payments of any amounts due to the Royalty Holders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on the date that any such payment is due, using, in the case of the Initial Royalty Holders, such wire information or address for such applicable Initial Royalty Holder as is set forth on Schedule 2.4 to the Facility Agreement, or at such bank or place as the applicable Royalty Holder shall from time to time designate in writing prior to the date such payment is due. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under this Agreement.

(e) The relevant Royalty Payments for each fiscal year shall be paid on the date the Year End Net Sales Statement is delivered or, if earlier, the date the Year End Net Sales Statement is required to be delivered.

(f) In addition to any other rights and remedies available to the Royalty Holders under this Agreement, the Facility Agreement and Applicable Law, any Royalty Payment not paid when due shall bear interest at a rate equal to the lower of (i) the highest rate permitted by applicable law, and (ii) one and one-quarter percent (1.25%) per month, compounded monthly. All obligations of the Borrower hereunder shall constitute Obligations, secured by the Collateral and guaranteed by each Guarantor.

(g) For the avoidance of doubt, any action taken by the Borrower, any other Loan Party or any of their respective Affiliates under or with respect to this Agreement, shall be at the sole expense of such Loan Party or Affiliate, and the Royalty Holders shall not be required to reimburse any Loan Party or any such Affiliate therefor.

4. Commercialization. During the Royalty Period, the Borrower shall, and shall cause its Subsidiaries to, (i) use commercially reasonable efforts to develop, promote, market, sell, distribute and commercialize the Product in the U.S. with a view towards maximizing Net Sales of the Product in the U.S. and (ii) not take any action, or omit to take any action, a purpose of which is to reduce the amount of Royalty Payments otherwise due to the Royalty Holders. It is understood and agreed that a Product Transfer (as defined below) will not relieve the Borrower of its obligation under this Section 4; provided, that, for purposes of this Section 4, the activities of the Borrower and each transferee in a Product Transfer shall be attributed to the Borrower for the purposes of determining the Borrower’s satisfaction of the foregoing obligations.

5. Additional Covenants of the Borrower. During the Royalty Period:

(a) Product Transfers.

(i) The Borrower and its Affiliates may not, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license, sublicense or any other transaction or arrangement, sell, transfer, license, sublicense, convey or otherwise dispose of all or a portion of their respective rights in and to the Product to a third party (other than the Borrower or its Affiliates) (collectively, a “Product Transfer”), unless the contract for such sale, transfer, license, conveyance or other disposition (which the Borrower shall take all commercially reasonable actions necessary to enforce in all material respects) shall require the transferee to comply with the covenants in this Agreement, and to provide the Borrower with all information necessary to calculate Net Sales with respect to the Product. Subject to Section 5(c), the Borrower shall give each Royalty Holder written notice of any Product Transfer or distribution arrangement within ten (10) Business Days after consummation thereof, which notice shall include a reasonably detailed description of such Product Transfer or distribution arrangement, including the products and countries or territories subject to such Product Transfer or distribution arrangement and all consideration, whether guaranteed or contingent, paid or payable to or on behalf of the Borrower and its Affiliates in connection therewith; provided, that substantially contemporaneously with the delivery thereof, the Borrower shall publicly disclose in a press release, Form 8-K or other method of public disclosure in accordance with Regulation FD any material nonpublic information contained or reflected in such notice. For the avoidance of doubt, nothing in this Agreement shall modify or otherwise affect any restriction on any Product Transfer or Transfer of assets contained in the Facility Agreement or any other Loan Document.

(ii) The Borrower (and its controlled Affiliates and permitted successors and assigns) shall not engage in any Product Transfer that would result in the sale, conveyance, transfer or other disposition of all or substantially all of the Borrower’s and its Affiliates’ rights covering Vabomere to an unaffiliated third party, through one or more transactions or a series of transactions (including by merger or consolidation or otherwise by operation of law), unless, and as a condition thereto, the transferee or successor assumes and succeeds to all of the obligations of the Borrower set forth in this Agreement and prior to or simultaneously with such transaction delivers to each Royalty Holder an instrument of assumption for the benefit of such Royalty Holder, and in form reasonably acceptable to such Royalty Holder, effecting such assumption and succession. Any such Product Transfer will not release the Borrower from its obligations under this Agreement.

(b) Acceleration of Payments. Any Event of Default that shall have occurred in connection with which the Obligations are accelerated shall constitute a breach of this Agreement. The Borrower and the Royalty Holders agree that, in the event of any such breach, actual damages would be impractical to compute and further agree that the damages set forth herein are a reasonable estimate of the damages the Royalty Holders would actually suffer due to such breach. Accordingly, in any such case, each Royalty Holder shall have the right, exercisable by written notice to the Borrower of such Royalty Holder’s exercise thereof, to recover and receive from the Borrower, as liquidated damages, an amount, in cash, equal to such Royalty Holder’s Pro Rata Share of the sum of (1) all unpaid Royalty Payments in respect of any completed fiscal year of the Borrower occurring prior to the date of such acceleration, regardless of whether such amount would otherwise then be due and payable, plus (2) the product of (x) the annualized Royalty Payment that would accrue if average Net Sales for the two fiscal quarters immediately preceding such acceleration remained constant for all succeeding calendar quarters (and without reducing the Royalty Percentage to reflect any reductions or repayments of the Obligations or termination of the Facility Agreement), multiplied by (y) the number of years (including the then current year) remaining in the Royalty Period; provided, however, that such amount shall immediately and automatically (without the delivery of any notice or the taking of any action by any Royalty Holder or any other Person) be due and payable to each Royalty Holder upon the occurrence of an Event of Default described in Section 5.5(a) of the Facility Agreement.

(c) Material Nonpublic Information. The Parties hereby acknowledge and agree that the provisions of Section 5.1(r) of the Facility Agreement are incorporated by reference herein and made applicable to this Agreement, mutatis mutandis.

(d) Fiscal Year. The Borrower will not change its fiscal year, unless and until the Borrower and the Royalty Holders enter into a mutually acceptable amendment to this Agreement that adjusts the provisions hereof to reflect such change in fiscal year.

6. Representations and Warranties of Borrower. The Borrower represents and warrants to the Royalty Holders, as of the date hereof, that:

(a) Organization. The Borrower is conducting its business in compliance with its Organizational Documents and not in violation of its Organizational Documents. The Borrower’s Organizational Documents are in full force and effect. The Borrower is validly existing as a corporation and is in good standing under the laws of the jurisdiction of its incorporation. The Borrower (i) has full power and authority (and all governmental licenses, authorizations, Permits, consents and approvals) to (x) own its properties, conduct its business, (y) enter into, and perform its obligations under, this Agreement, and (z) consummate the transactions contemplated hereby, and (ii) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Authority; Execution; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and no further consent or authorization is required by the Borrower, the Borrower’s board of directors (or other equivalent governing body) or the holders of the Borrower’s Stock, and constitutes a valid, legal and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority is required for (i) the execution, delivery and performance of any of this Agreement, and (ii) the consummation by the Borrower of the transactions contemplated hereby, except for consents, authorizations and filings that have been obtained or made.

(c) Current Effect. Other than pursuant to the express terms of the Purchase Agreement, the Facility Agreement and the other Loan Documents, the Borrower has not granted any license or sublicense with respect to, or entered into any other agreement to Transfer or otherwise encumber, its Vabomere Rights.

(d) No Violation. The execution, delivery and performance of this Agreement by the Borrower, and the Borrower’s compliance with the terms and conditions hereof, is not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of the Borrower, any contract, agreement or instrument binding on or affecting the Borrower or any Applicable Laws.

(e) Incorporation by Reference. The representations and warranties set forth in Sections 3.1 of the Facility Agreement, are true and correct as of the date hereof, with the same force and effect as if fully set forth herein, mutatis mutandis.

7. General Provisions.

(a) Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship, other than as independent contracting parties. No Party shall be a legal representative of any other or have the power to bind or obligate the other in any manner.

(b) Amendment and Modification. The Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 7(b) shall be binding upon each of the Royalty Holders and the Company.

(c) Cumulative Remedies. This Agreement shall constitute a Loan Document. Upon the breach by the Borrower of any representation, warranty, covenant or term of this Agreement, the Royalty Holders shall have all of the rights and remedies under the Loan Documents or applicable law to which they are otherwise entitled. The rights and remedies of the Parties hereunder, under the other Loan Documents and under Applicable Law are cumulative and not alternative, and may be exercised concurrently or separately.

(d) Notices. Any notices or other information (including any financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith)):

If to the Borrower, to:	Melinta Therapeutics, Inc.
300 George Street, Suite 301
New Haven, Connecticut 06511
Attention: Paul Estrem
Facsimile: (224) 377-8030
E-mail: pestrem@melinta.com

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention: Gordon Caplan
Sean Ewen
Email: gcaplan@willkie.com
sewen@willkie.com
Facsimile: 212-728-8111

If to any Royalty Holder, to its address set forth on Schedule I (as the same may be modified or amended to reflect, among other things, any assignment or transfer of its interests hereunder).

(e) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 5(b) of this Agreement (and subject to the terms, conditions and restrictions contained in this Agreement and the other Loan Documents), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Borrower without the prior written consent of the Required Holders. Each Royalty Holder shall have the right to assign this Agreement (including any rights incorporated herein from the Facility Agreement) and/or its right to receive Royalty Payments, in each case, in whole or in part (and without any requirement to assign any of the Loans or Notes or any other rights under the Facility Agreement or other Loan Documents), without the consent of the Borrower or any of the other Loan Parties.

(f) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.

(g) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

(h) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(i) Counterparts. This Agreement and any amendment hereto may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

(j) Entire Agreement. This Agreement, the Facility Agreement and the other Loan Documents constitute the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement, the Facility Agreement and the other Loan Documents supersede all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the Royalty Payments contemplated by this Agreement.

(k) Independent Nature of Royalty Holders. The obligations of each Royalty Holder under this Agreement are several and not joint with the obligations of any other Royalty Holder, and no Royalty Holder shall be responsible in any way for the performance of the obligations of any other Royalty Holder under this Agreement.

(l) Incorporation by Reference. In addition to any other provision of the Facility Agreement incorporated herein by reference as set forth above, the provisions of Sections 1.2 (Interpretation), 6.3 (Cost and Expense Reimbursement), (m) 6.4 (Governing Law), 6.10 (No Waiver), 6.11 (Indemnity), 6.12 (No Usury), 6.13 (Specific Performance), 6.14 (Further Assurances), 6.20 (No Third Party Beneficiaries) and 6.21 (Binding Effect) of the Facility Agreement, together with the portion of any other provision of the Facility Agreement that defines a capitalized term used in any of the foregoing provisions of the Facility Agreement, are incorporated by reference herein and made applicable to this Agreement, mutatis mutandis. Such incorporation and such provisions and definitions shall survive any repayment of the Obligations and/or termination of the Facility Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Royalty Agreement to be executed by their duly authorized representatives as of the date first set forth above.

INITIAL ROYALTY HOLDERS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt IV, L.P., its General Partner
By: J.E. Flynn Capital IV, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

BORROWER:

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name:	Paul Estrem
Title:	Chief Financial Officer

[Signature page to Royalty Agreement]

Schedule I

Pro Rata Share

Royalty Holder	Pro Rata Share
Deerfield Private Design Fund IV, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	68.75%
Deerfield Private Design Fund III, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	20.83%
Deerfield Special Situations Fund, L.P. 780 Third Avenue, 37th Floor New York, New York 10017 Attention: David J. Clark	10.42%

Total	100%

Exhibit A

Dispute Resolution Procedures

A. The Transaction Arbitrator shall review and determine the calculation of Net Sales, Royalty Payments or disputed portion thereof (the “Disputed Items”), and only the Unresolved Items, in a manner consistent with this Exhibit A and the Accounting Principles (as defined in the Purchase Agreement). The review and determination shall be based solely on the grounds presented by the Borrower and the Objecting Holders. In no event shall the Transaction Arbitrator’s determination of an Unresolved Item be for an amount outside the ranges proposed by the Borrower and the Objecting Holders in the Net Sales Statement and the Dispute Notice, respectively.

B. Within ten (10) days after the appointment of the Transaction Arbitrator, the Borrower and the Objecting Holders shall provide to the Transaction Arbitrator a copy of the Net Sales Statement and Dispute Notice, and shall each provide to the Transaction Arbitrator, with a copy to the other Party, a written report that states for each Unresolved Item the dollar amount in dispute, a narrative description of how the dollar amount was calculated or derived by such Party, if applicable, and an explanation of the rationale for such Party’s position; provided that each such report shall be consistent with the Net Sales Statement (in the case of the Borrower) and the Dispute Notice (in the case of the Objecting Holders). The Borrower and the Objecting Holders shall reasonably cooperate with the Transaction Arbitrator and shall provide to the Transaction Arbitrator and to each other (subject to Section 5(c)), upon the request of the Transaction Arbitrator and in each case to the extent required to complete its review of the Unresolved Items, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records, and make reasonably available to the Transaction Arbitrator employees of the Borrower, on the one hand, and the Objecting Holders, on the other hand, in each case that have been involved in the preparation or review of the Net Sales Statement and Dispute Notice; provided, however, that the independent accountants of the Objecting Holders or the Borrower shall not be obligated to make any working papers available to the Transaction Arbitrator unless and until the Transaction Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Neither the Borrower, on the one hand, nor the Objecting Holders, on the other hand, shall disclose to the Transaction Arbitrator, and the Transaction Arbitrator shall not consider for any purpose, any settlement discussions or settlement offer made by the Borrower, on the one hand, or the Objecting Holders, on the other hand, with respect to any objection under Section 3(c) or this Exhibit A, unless otherwise agreed in writing by the Borrower and the Objecting Holders.

C. The place of arbitration shall be New York, New York.

D. The Borrower and the Objecting Holders shall use their reasonable best efforts to cause the Transaction Arbitrator to issue its final written award regarding the Unresolved Items within thirty (30) days after such items are submitted for review, and otherwise as soon as practicable. The award shall include a reasonably detailed explanation of the changes, if any, required to be made to the Net Sales Statement. The award shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1. The award shall be final and binding upon the Parties and may be enforced in any court having jurisdiction; provided, however, that within seven (7) days after transmittal by the Transaction Arbitrator of the award, either Party may request in writing with a copy to the other Party, that the Transaction Arbitrator correct any clerical, typographical or computational errors in the award. The other Party shall have seven (7) days to respond and the Transaction Arbitrator shall dispose of the request within five (5) days after such seven (7) day period, after which the Net Sales Statement shall be revised.

E. Each Party shall provide promptly to the other Party all non-privileged information and reasonable access to employees as such other Party shall reasonably request to the extent required to complete its review of the Net Sales Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices, and shall otherwise cooperate in good faith with such other Party to arrive at a final determination of the Net Sales Statement; provided, however, that the independent accountants of the non-requesting Party shall not be obligated to make any working papers available to the requesting Party unless and until such requesting Party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.